January 2015 Pricing Sheet dated January 30, 2015 relating to Preliminary Terms No. 71 dated January 2, 2015 Registration Statement No. 333-200365 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities
Buffered PLUS Based on the iShares® MSCI Emerging Markets ETF due February 4, 2019
Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
PRICING TERMS – JANUARY 30, 2015
Issuer:		Morgan Stanley
Maturity date:		February 4, 2019
Underlying shares:		Shares of the iShares® MSCI Emerging Markets ETF
Aggregate principal amount:		$746,000
Payment at maturity per Buffered PLUS:		▪ If the final share price is greater than the initial share price: $10 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
▪ If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%: $10
▪ If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10%:
($10 x share performance factor) + $1
This amount will be less than the stated principal amount of $10. However, under no circumstances will the payment due at maturity be less than $1 per Buffered PLUS.
Share percent increase:		(final share price – initial share price) / initial share price
Leveraged upside payment:		$10 x leverage factor x share percent increase
Initial share price:		$39.02, which is the closing price of one underlying share on the pricing date
Final share price:		The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:		1.0, subject to adjustment in the event of certain events affecting the underlying shares
Valuation date:		January 30, 2019, subject to postponement for non-trading days and certain market disruption events
Leverage factor:		200%
Buffer amount:
10%.  As a result of the buffer amount of 10%, the value at or above which the underlying shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS is $35.118, which is 90% of the initial share price.

Minimum payment at maturity:		$1.00 per Buffered PLUS (10% of the stated principal amount)
Share performance factor:		final share price / initial share price
Maximum payment at maturity:		$14.20 per Buffered PLUS (142% of the stated principal amount)
Interest:		None
Stated principal amount:		$10 per Buffered PLUS
Issue price:		$10 per Buffered PLUS (see “Commissions and issue price” below)
Pricing date:		January 30, 2015
Original issue date:		February 4, 2015 (3 business days after the pricing date)
CUSIP:		61764M521
ISIN:		US61764M5215
Listing:		The Buffered PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Estimated value on the pricing date:		$9.323 per Buffered PLUS. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per Buffered PLUS	$10.00	$0.25 (1)
		$0.05(2)	$9.70
Total	$746,000	$22,380	$723,620
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.25 for each Buffered PLUS they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each Buffered PLUS.
(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

The Buffered PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 71 dated January 2, 2015
Product Supplement for PLUS dated November 19, 2014    Index Supplement dated November 19, 2014      Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.